Exhibit 10.1

MANTECH INTERNATIONAL CORPORATION

2008 INCENTIVE COMPENSATION PLAN

1.0	OVERVIEW

ManTech International Corporation (the “Company”) has established this 2008 Incentive Compensation Plan (this “Plan”) to help attract, retain and motivate our executives to achieve certain pre-established goals and objectives. Incentive compensation is an integral part of the Company’s compensation strategy. This Plan sets forth a uniform, systematic, and measurable process for determining incentive compensation. The goal-setting process contained in this Plan helps mutually supportive executives focus on achieving the overall business strategy and mission of the Company. The Compensation Committee of the ManTech International Corporation Board of Directors (the “Compensation Committee”) has ultimate authority over the implementation and interpretation of this Plan, and as such, this Plan is compatible with the Compensation Committee’s Executive Compensation Philosophy.

2.0	PLAN PARTICIPANTS

All executive officers of the Company, including the CEO, President, CFO, Controller and designated presidents of the Company’s principal business units (the “Subsidiary and Division Presidents”), as well as certain other key members of senior management identified by the CEO and President, are eligible to participate in this Plan (together, the “Participants”).

3.0	POLICY

For each Participant, a set of goals (which shall include business unit goals and Company goals, as appropriate) shall be established, reviewed and memorialized according to the process set forth below (the “Participant Goals”). All Participant Goals shall be specific, measurable, realistic, and quantitative, to the extent practical. The goal-setting process shall be accomplished in accordance with a time schedule established by the Compensation Committee, CEO and President.

In the case of the Subsidiary and Division Presidents, the Participant Goals shall include both financial performance goals established for the applicable business unit (“Business Unit Goals”) and financial performance goals established for the Company as a whole (“Company Goals”).

In the case of all other Participants, the Participant Goals shall be comprised solely of Company Goals.

Participant Goals for each Participant shall be set forth in a separate agreement or term sheet (each a “Plan Agreement”). Each Plan Agreement shall also set forth the weights for the various Participant Goals, a Target Award amount, and other factors to be used in the Scoring Process (as defined below).

2008 Incentive Compensation Plan

After the end of the fiscal year, Participant Goals will be measured against actual results to determine whether and to what extent incentive compensation has been earned under this Plan for each Participant. This process is referred to in this Plan as the “Scoring Process.”

In addition, the Compensation Committee has the discretionary authority to exercise negative discretion to reduce the amount payable to any Participant under the Plan. The exercise of this negative discretion may be based on any factors deemed appropriate by the Compensation Committee.

Additionally, the Compensation Committee may, outside the terms of this Plan, consider whether a discretionary bonus is warranted for any executive officer. In making that determination, the Committee may consider any objective or subjective factors that the Committee deems appropriate in its sole discretion.

3.1	Guidance for Goal-Setting Process

All Participant Goals and weightings will be subject to the final review, modification and approval by the Compensation Committee. (With respect to non-executive officer Participants, if any, the Compensation Committee may delegate this function to the CEO and/or President.) The following process will be used to prepare a recommendation to the Compensation Committee:

•	The Company Goals will be established by the CEO, with input from the President, the CFO and the Compensation Committee.

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Business Unit Goals will be initially established by consultation of the President with each respective Subsidiary and Division President. The Business Unit Goals will then be reviewed for approval by the CEO.

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For the Subsidiary and Division Presidents, weighting of the Participant Goals will be established by consultation of the President with each respective Subsidiary and Division President. The Participant Goal weightings will then be reviewed for approval by the CEO.

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For Participants other than the Subsidiary and Division Presidents, weighting of the Participant Goals will be established by consultation of the CEO and/or President (as appropriate) with each respective Participant.

•	The Chairman of the Compensation Committee will establish all Participant Goals and weightings for the CEO and review and approve all goals and weightings for the other Plan Participants.

3.2	Performance Criteria for Goals

•	Business Unit Goals

•	Revenue Growth (as recognized for the performance period in accordance with GAAP principles)

•	Accounts Receivable Days Sales Outstanding (DSOs) (4 quarter average)

2008 Incentive Compensation Plan

•	Bookings (full value of contract award for non-IDIQ contracts, plus standard award value of IDIQ wins)

•	Company Goals

•	Revenue (as recognized for the performance period in accordance with GAAP principles)

•	EBIT % (earnings before interest and taxes, expressed as a percentage of Revenue)

•	Accounts Receivable Days Sales Outstanding (DSOs)

•	Bookings (full value of contract award for non-IDIQ contracts, plus standard award value of IDIQ wins)

3.3	Target Awards

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Each Participant shall have a predetermined Target Award expressed as a percentage of his or her base salary as of April 1, 2008, as established by the Compensation Committee. The Target Award shall be an amount of incentive compensation that the Participant will earn if 100% of the Participant Goals are achieved.

•	The maximum total incentive compensation amount payable pursuant to any Plan Agreement shall be indicated on each Participant’s Plan Agreement.

3.4	Guidance for Scoring Process

•	Overview: Actual results for the year will be prepared and then compared to the Participant Goals. The resulting scores will be expressed numerically (including weights where assigned).

•	Defined Terms: This Section 3.4 uses the following terms (which terms also operate in the Participants’ Plan Agreements).

•	Formal Target Award – amount of incentive compensation that the Participant can earn if 100% of the assigned Participant Goals under this Plan are achieved.

•	Factor – the weighting percentage assigned to each goal. The factors shall total 100% for all goals.

•	Business Unit Performance Score – the multiplication of the factor assigned to each Business Unit Goal times the percentage achieved for each such goal, totaling the resulting products.

•	Company Performance Score – the multiplication of the factor assigned to each Company Goal times the percentage achieved for each such goal, totaling the resulting products.

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Final Performance Score – the multiplication of the Business Unit Performance Score times the Company Performance Score, yielding the final score that will be converted to the Award Percentage using a conversion formula. For Participants with no Business Unit Goals, the Final Performance Score shall be the Company Performance Score.

2008 Incentive Compensation Plan

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Award Percentage – the percentage of the Participant’s salary that is earned (prior to adjustment), based upon the Final Performance Score. The Award Percentage is derived from a conversion formula contained in the Participant’s Plan Agreement.

•	Scoring Process for Division Presidents:

•	Scores for the achievement of Business Unit Goals and Company Goals will be determined. These scores will be expressed as a percentage.

•	If the Business Unit Performance Score or the Company Performance Score is less than 90%, then no portion of the Formal Target Award under this Plan will be paid to the Participant.

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If the Business Unit Performance Score and the Company Performance Score are equal to or greater than 90%, then the Business Unit Performance Score will be multiplied by the Company Performance Score, based on the Company’s actual results for the year, to yield the Final Performance Score. The Final Performance Score will be converted to an Award Percentage using the performance conversion table on the executive’s individual Participant’s Plan Agreement.

•	The Award Percentage will then be converted to the Formal Incentive Award amount earned by the Participant by multiplying the Award Percentage times the Participant’s base salary as of April 1, 2008.

•	Scoring Process for Other Participants:

•	If the Company Performance Score is less than 90%, then no portion of the Formal Target Award under this Plan will be paid to the Participant.

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If the Company Performance Score is equal to or greater than 90%, then the Company Performance Score will be converted to the Award Percentage using the performance conversion table on the executive’s individual Participant’s Plan Agreement.

•	The Award Percentage will then be converted to the Formal Incentive Award amount earned by the Participant by multiplying the Award Percentage times the Participant’s base salary as of April 1, 2008.

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Final Compensation Committee Review: The Compensation Committee will review the resulting incentive compensation payment amount for each Participant. The Compensation Committee has the authority to reduce the incentive compensation payment amount due any Participant hereunder, based on any factor deemed relevant by the Compensation Committee. No incentive compensation payment amount for any executive officer shall be paid out until formally approved by the Compensation Committee.

2008 Incentive Compensation Plan

4.0	AUTHORIZATION

The Compensation Committee has authorized the development of this Plan and, with the assistance of the CEO and President, shall oversee the consistent and equitable implementation of the provisions of this Plan and the individual Participants’ Plan Agreements. The Company’s compensation department will support the administration of the Plan, as directed by the Compensation Committee.

Approved by the Compensation Committee of the Board of Directors on March 10, 2008

2008 Incentive Compensation Plan